SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Arrow Electronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARROW ELECTRONICS, INC.
50 MARCUS DRIVE
MELVILLE, NEW YORK 11747
ARROW ELECTRONICS LOGO
DANIEL W. DUVAL
CHAIRMAN OF THE BOARD
April 4, 2006
Dear Shareholder:
      You are invited to Arrow’s Annual Meeting of Shareholders, which will be held on Tuesday, May 2, 2006, at the offices of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York at 11:00 a.m. The formal notice of the meeting and the proxy statement soliciting your vote at the meeting appear on the following pages.
      The two matters being put to a vote at the meeting are the election of directors and a proposal to ratify the appointment of our independent auditors. Both matters are discussed more fully in the proxy statement.
      The Board recommends the approval of the proposals as being in the best interests of Arrow, and urges you to read the proxy statement carefully before you vote. Your vote is important, regardless of the number of shares you own.
      Please make sure you vote whether or not you plan to attend the meeting. You can cast your vote by signing, dating and promptly mailing the enclosed proxy card in the postage-paid return envelope. You can also vote by telephone or through the internet by following the instructions on the proxy card.

Sincerely yours,

Daniel W. Duval
Chairman of the Board

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE

11:00 a.m. on Tuesday, May 2, 2006
PLACE

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017
ITEMS OF BUSINESS
      The annual meeting will be held for the following purposes:

1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent auditors for the fiscal year ending December 31, 2006.
RECORD DATE
      Only shareholders of record at the close of business on March 17, 2006 are entitled to notice of and to vote at the meeting or any adjournments thereof.
ANNUAL REPORT
      Our 2005 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY VOTING
      It is important that your shares be voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also have the option of voting their shares through the mail, by telephone or through the internet. To use any of these options, follow the voting instructions on your proxy card. You can revoke your proxy (change or withdraw your vote) at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors

Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 2, 2006

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

ANNUAL MEETING OF SHAREHOLDERS
To be Held May 2, 2006

PROXY STATEMENT

The Purpose of this Statement
      The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or “the company”), is sending this proxy statement to all shareholders of record to solicit proxies to be voted at the 2006 Annual Meeting of Shareholders, and any adjournments of the meeting, as described in the accompanying Notice of Annual Meeting. By returning the completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting.
Invitation to the Annual Meeting
      You are invited to attend the 2006 Annual Meeting of Shareholders on Tuesday, May 2, 2006, beginning at 11:00 a.m. The meeting will be held at JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017.
Voting Instructions
      This proxy statement, proxy, and voting instructions are being mailed starting April 4, 2006. Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or vote your shares by telephone or through the internet. Whether or not you plan to attend the meeting, your prompt response will assure a quorum and reduce solicitation expense.

Shareholders Entitled to Vote
      Only shareholders of Arrow’s common stock at the close of business on March 17, 2006, (the “record date”) are entitled to notice of and to vote at the meeting or any adjournments thereof. As of the record date, there were 121,156,613 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
Revocation of Proxies
      The person giving the proxy may revoke it at any time prior to the time it is voted at the meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person, though merely attending the Annual Meeting will not automatically revoke your proxy.
Cost of Proxy Solicitation
      Arrow pays the cost of soliciting proxies. Arrow employees are conducting this solicitation through the mail, in person, and by telephone. In addition, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $9,500 plus expenses. Arrow also will request brokers and other nominees holding Arrow stock to forward these soliciting materials to the beneficial owners of that stock and will reimburse them for their expenses in so doing.

CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
      The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 17, 2006.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Class

FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	15,261,778	12.6%

Mutuelles AXA(2) 26, rue Drouot 75009 Paris, France	16,327,671	13.5%

Wellington Management Company, LLP(3) 75 State Street Boston, Massachusetts 02109	11,894,255	9.8%

(1)	Based upon a Schedule 13G dated February 14, 2006 filed with the Securities and Exchange Commission (the “SEC”) which reflects sole voting power with respect to 1,211,230 shares and sole dispositive power with respect to 15,261,778 shares beneficially owned by FMR Corp., a parent holding company.

(2)	Based upon a Schedule 13G dated February 14, 2006 filed with the SEC by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, collectively, Mutuelles AXA (insurance companies), AXA and AXA Financial, Inc. (parent holding companies) which reflects sole dispositive power with respect to 16,327,671 shares, sole voting power with respect to 8,866,459 shares, and shared voting power with respect to 1,700,391 shares beneficially owned by Mutuelles AXA. Of such shares, 14,093,204 are beneficially owned by Alliance Capital Management L.P., an indirect subsidiary of Mutuelles AXA, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. 3,100 shares are held by AXA Equitable Life Insurance Company, an indirect subsidiary of Mutuelles AXA and 2,231,367 shares are held by AXA Rosenberg Investment Management LLC, each an AXA entity, solely for investment purposes.

(3)	Based upon a Schedule 13G dated February 14, 2006 filed with the SEC which reflects shared voting power with respect to 2,888,763 shares and shared dispositive power with respect to 11,894,255 shares beneficially owned by Wellington Management Company, LLP, a registered investment adviser. Of these shares, 9,948,200 or 8.2% of the Company’s outstanding common stock, are beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power with respect to all such shares. This information regarding Vanguard Windsor Funds is based upon a Schedule 13G dated February 13, 2006 filed with the SEC.

Shareholding of Executive Officers and Directors
      At March 17, 2006, all of the executive officers and directors of Arrow as a group were the beneficial owners of 3,868,206 shares of the company’s common stock, which is 3.2% of the total shares of common stock outstanding. This amount includes 2,775,792 shares (2.3% of the company’s outstanding common stock) held by the Arrow Electronics Employee Stock Ownership Plan (the “ESOP”) of which William E. Mitchell, Peter S. Brown and Paul J. Reilly are the trustees. As trustees, they have shared power to vote the shares held by the ESOP, and for that reason are deemed to be beneficial owners of those shares under SEC regulations. The ESOP total also includes shares allocated to the individual accounts of each of the trustees.
      As of March 17, 2006, the “named executive officers” (the Chief Executive Officer, the Chief Financial Officer and each of the other four most highly compensated executive officers of the company) and directors had beneficial ownership of the company’s common stock as follows:

	Shares of Common Stock Beneficially Owned

					% of
				Acquirable	Outstanding
	Currently		Common	w/in	Common
	Owned(1)		Stock Units(2)	60 Days	Stock

William E. Mitchell	3,033,992	(3)	—	—	2.5%
Germano Fanelli	32,500		—	—	*
Michael J. Long	58,287		—	—	*
Harriet Green(4)	2,375		—	—	*
Peter S. Brown	2,802,342	(3)	—	—	2.3%
Paul J. Reilly	2,867,042	(3)	—	—	2.4%
Daniel W. Duval	63,200		6,550	—	*
John N. Hanson	42,500		9,730	—	*
Richard S. Hill	—		1,150	—	*
M.F. (Fran) Keeth	—		5,493	—	*
Roger King	41,000		10,023	—	*
Karen Gordon Mills	41,600		16,894	—	*
Stephen C. Patrick	15,000		6,365	—	*
Barry W. Perry	35,000		8,949	—	*
John C. Waddell	31,576		3,152	—	*
Total Executive Officers’ and Directors’ Beneficial Ownership	3,799,900	(3)	68,306	—	3.2%

*	Represents holdings of less than 1%.

(1)	Includes vested stock options, restricted shares granted, shares held by the ESOP and shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

(3)	Includes 2,775,792 shares held by the ESOP, of which Messrs. Mitchell, Brown and Reilly are trustees. Each trustee is deemed a beneficial owner of all of the shares, however the total number of shares shown as beneficially owned by all of the directors and executive officers as a group includes such shares only once.

(4)	Harriet Green was an executive officer of the company throughout 2005. She resigned effective as of March 31, 2006. Her holdings here and throughout this proxy statement are shown as of the date indicated in each instance.

PROPOSAL 1: ELECTION OF DIRECTORS
      Each member of the Board of Directors of Arrow (the “Board”) is to be elected at the meeting to hold office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. By resolution of all the current directors, the Board will consist of ten directors unless and until that number is changed by a resolution of the then current Board. Shareholder proxies solicited under this proxy statement cannot be voted for more than ten directors.
The Board of Directors recommends a vote for all of the nominees.
      Nominees receiving a plurality of votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors.
      Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but should that happen prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting.
      All of the nominees are currently directors of Arrow and were elected at Arrow’s last annual meeting, except for Richard S. Hill, who was appointed to the Board in February 2006.
      Following are the biographies of the ten nominees:

Daniel W. Duval, 69, director since 1987
             Mr. Duval has been Chairman of the Board of Arrow since June 2002. He served as Arrow’s interim Chief Executive Officer from September 2002 to February 2003. He served as interim President and Chief Executive Officer of Robbins & Myers, Inc., a manufacturer of fluids management systems, from December 2003 through July 2004. Mr. Duval is also a director of Robbins & Myers, Inc., The Manitowoc Company, Inc., Miller-Valentine Group, and Gosiger, Inc.

John N. Hanson, 64, director since 1997
             Mr. Hanson has been Chairman of the Board, Chief Executive Officer and President of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, for more than five years. He is also a director of the Milwaukee Symphony Orchestra and the Boys & Girls Clubs of Milwaukee.

Richard S. Hill, 54, director since 2006
             Mr. Hill has been Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, for more than five years. He is a director of Agere Systems Inc. and the University of Illinois Foundation.

M.F. (Fran) Keeth, 59, director since 2004
             Mrs. Keeth has been Executive Vice President of Shell Chemicals Limited, a services company responsible for the global petrochemical businesses of the Royal Dutch/ Shell

Group of companies, since January 2005. She held positions as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and Chief Financial Officer and Executive Vice President Finance and Business Systems from September 1997 to July 2001. Mrs. Keeth remains President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ Shell Group, a position she has held since July 2001, prior to which she was Chief Financial Officer, beginning in September 1997.

Roger King, 65, director since 1995
             Mr. King is retired. He was the Chief Executive Officer of Sa Sa International Holdings Limited, a retailer of cosmetics, from August 1999 to May 2002. He also served as the Executive Director of Orient Overseas (International) Limited, an investment holding company with investments principally in integrated containerized transportation businesses for more than five years ending August 1999. Mr. King also serves as a director of Orient Overseas (International) Limited, China Lot Synergy Holdings Limited (formerly World Metal Holdings Ltd.), Sincere Watch (Hong Kong) Limited and TNT N.V.

Karen Gordon Mills, 52, director since 1994
             Mrs. Mills has been a Managing Director of Solera Capital LLC, a venture capital fund, for more than five years. She has also served as President of MMP Group, Inc., a private equity advisory firm, for more than five years. Mrs. Mills is a director of The Scotts Miracle-Gro Company and Latina Media Ventures, LLC.

William E. Mitchell, 62, director since 2003
             Mr. Mitchell has been President and Chief Executive Officer of Arrow since February 2003. Mr. Mitchell previously served as Executive Vice President of Solectron Corporation as well as the President of Solectron Global Services, Inc., from March 1999 to January 2003. Mr. Mitchell also serves as a director of Rogers Corporation.

Stephen C. Patrick, 56, director since 2003
             Mr. Patrick has served as the Chief Financial Officer of the Colgate-Palmolive Company, a global consumer products company, for more than five years. In his more than 20 years at Colgate-Palmolive he has also held positions as Vice President, Corporate Controller and Vice President of Finance for Colgate Latin America.

Barry W. Perry, 59, director since 1999
             Mr. Perry has been Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years. Mr. Perry is also a director of the Cookson Group, PLC, U.K.

John C. Waddell, 68, director since 1969
             Mr. Waddell retired as Chairman of the Board of Arrow in May 1994 and since that time has served as Vice Chairman.

THE BOARD AND ITS COMMITTEES
      The Board meets in general sessions under Chairman Duval, in meetings limited to non-management directors, which are also led by Chairman Duval, and in its various committees. At the Board meeting following the Annual Meeting of Shareholders, the Board intends to elect Mr. Mitchell as Chairman and Mr. Duval as Lead Director. As Lead Director, Mr. Duval will continue to serve as chairman of all meetings of non-management directors.
Committees
      The audit committee of the Board consists of Mr. Patrick, as Chairman, Mr. Hill, Mrs. Keeth, Mrs. Mills, and Mr. Waddell. The audit committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent auditors. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”
      The compensation committee of the Board consists of Mr. Perry, as Chairman, Mr. Duval, Mrs. Keeth, Mr. King, and Mrs. Mills. The compensation committee determines the salary of the Chief Executive Officer, reviews and approves the salaries and the incentive compensation of senior corporate officers, grants or approves awards under the Omnibus Incentive Plan, and implements the company’s short-term incentive plans. The committee also advises the Board generally with regard to other compensation and employee benefit matters, and collects information in connection with the evaluation of the performance of the Chief Executive Officer.
      The corporate governance committee of the Board consists of Mr. Hanson, as Chairman, Mr. Duval, Mr. Hill, Mr. King, and Mr. Waddell. The corporate governance committee will consider shareholder recommendations for nominees for membership on the Board. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York, 11747, who will forward them to the corporate governance committee. The committee’s expectations as to the specific qualities and skills required for directors are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the investor relations section of the company’s website, www.arrow.com). Under those guidelines, the committee considers potential nominees recommended by current directors, company officers, employees, shareholders, and others. The committee has retained the services of a third-party executive recruitment firm to assist committee members in the identification and evaluation of potential nominees for the Board. The committee’s initial review of the potential candidate is typically based on any written materials provided to the committee. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee, and if warranted, the committee, the Chairman of the Board, the Chief Executive Officer, and others as appropriate, interview the potential nominees. The corporate governance committee also has primary responsibility for developing the corporate governance guidelines for Arrow and for making recommendations with respect to committee assignments and other governance issues. The committee regularly reviews and makes recommendations to the Board regarding the compensation of non-employee directors.

Independence
      The company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationship with the company and that he or she is not involved in any activity or interest that might appear to conflict with his or her fiduciary duties to the company.
      Each independent non-management director must also satisfy the Director Qualification Standards adopted by the Board, which essentially incorporate the independence criteria in the New York Stock Exchange listing standards. Neither such a director nor any member of his or her immediate family may: i) be an employee (or, in the case of a family member, an executive officer) of the company during the preceding three years; ii) receive more than $100,000 from the company (except for director or committee fees) during any twelve-month period within the preceding three years; iii) be employed by or be a partner of the company’s outside audit firm (or, if a former employee or partner, have worked on the audit of the company within the past three years); iv) be an executive officer of another company where any of Arrow’s executive officers serves as a member of that other company’s compensation committee; or v) be an employee (or, in the case of a family member, an executive officer) of a company which received payment from Arrow in excess of the larger of $1 million or 2% of such other company’s gross revenues in any of the preceding three years.
      In addition to applying the Director Qualification Standards, the Board will consider all relevant facts and circumstances in making an independence determination. In making this determination regarding Mr. Hill, the Board considered that Mr. Hill is an independent director of Agere Systems, Inc., a semiconductor manufacturer for which the company is an authorized distributor. In 2005, the company sold approximately $22,600,000 of Agere products worldwide, approximately 1% of Agere’s total sales and .2% of the company’s sales. In addition to the immateriality of the amount of sales involved, the Board determined that this relationship did not impair Mr. Hill’s independence because he is an independent director of Agere, and receives compensation from Agere only in connection with his services as such. In addition, Novellus Systems, Inc., of which Mr. Hill is Chairman and CEO, purchased less than $10,000 of product from Arrow in 2005. The Board has determined that all of its directors and nominees, other than Mr. Mitchell, satisfy both the New York Stock Exchange’s independence requirements and the company’s guidelines.
      As required by the guidelines and the New York Stock Exchange’s listing rules, all members of the audit, compensation and corporate governance committees are independent, non-management directors.
      No member of the compensation committee is a present or former employee of the company, except for Mr. Duval, who served as interim Chief Executive Officer from September 2002 to February 2003. Under the rules of the New York Stock Exchange, such interim service does not alter Mr. Duval’s status as an independent, non-management director. No member of the compensation committee is an employee or director of any company where any employee or director of Arrow serves on the compensation committee.
      All members of the audit committee also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Arrow or any of its subsidiaries other than their directors’ compensation.

Meetings and Attendance
      In general, it is the practice of the Board for all of its non-management directors to meet in “executive session” at each Board meeting, with the Chairman of the Board presiding. Consistent with Arrow’s corporate governance guidelines, in 2005 these non-management director meetings included one under the guidance of the chairman of the compensation committee to evaluate the performance of the Chief Executive Officer and one under the guidance of the chairman of the corporate governance committee to discuss senior management development and succession.
      During 2005 there were 12 meetings of the Board, 11 meetings of the audit committee, 6 meetings of the compensation committee, and 5 meetings of the corporate governance committee. All directors attended 75% or more of all of the meetings of the Board and the committees on which they served.
      It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause, and all then incumbent members of the Board did so in 2005.
Directors Compensation
      The independent non-management members of the Board (that is, all members except Mr. Mitchell) receive the following:

Annual fee	$40,000
Fee for each Board or committee meeting attended	$2,000
Annual fee for service as committee chair	$10,000
      For the directors’ terms beginning with the May 2006 Annual Meeting, the annual fee for non-employee directors will be increased to $50,000. As Chairman of the Board, Mr. Duval has received an additional fee of $200,000 per year. Assuming that Mr. Mitchell becomes Chairman and Mr. Duval becomes Lead Director at the Board meeting to be held immediately following the Annual Meeting of Shareholders, Mr. Duval would no longer receive the annual $200,000 Chairman’s fee, but would instead receive an additional annual fee as Lead Director of restricted stock units valued at $30,000. All of such stock units would be converted to shares of common stock one year after Mr. Duval retires from the Board. Mr. Mitchell would not receive any fee for his services as Chairman, but would receive a one-time grant of 20,000 restricted shares of Arrow common stock in recognition of his appointment, which would vest upon his retirement, death, disability or a change in control of Arrow. The entire grant would be forfeited if Mr. Mitchell resigned or was terminated prior to his retirement.
      Each non-employee director receives an annual grant of restricted stock units valued at $40,000 based on the fair market value of Arrow’s common stock at the date of grant. The units vest one year after the grant, but are subject to a number of restrictions until one year after the recipient leaves the Board, at which point the units will be settled with the issuance of shares of Arrow stock. Beginning with the May 2006 Annual Meeting, the value of the restricted stock unit grants will be increased to $60,000 based on the fair market value of Arrow’s common stock at the date of grant.
      Non-employee directors may, in their discretion, defer a percentage of their annual retainers and meeting fees to be paid upon termination from the Board. Unless a non-employee director elects to defer a different percentage, 50 percent of the non-employee director’s annual retainer fee is deferred and converted to phantom stock units of Arrow common stock. Upon termination of the non-employee director’s service on the Board, each whole phantom stock unit, if any, credited to his or her account will be converted into one share of common stock. Other amounts that are deferred may be invested for the benefit of the director under the terms of the Non-Employee Director Deferral Plan, or should a director so choose, be converted into the phantom stock units.
      In 2005, Messrs. Duval, Hanson and Patrick made personal use of an aircraft in which the company owns fractional interests, with an incremental cost to the company of $1,244 per person. The calculation of this incremental cost includes only those variable costs incurred as a result of the personal flight activity and is net of reimbursements received from Messrs. Duval, Hanson and Patrick.
      Mr. Mitchell receives no fees, equity or other compensation in connection with his board or committee service.
Availability of More Information
      Arrow’s corporate governance guidelines, the charter of the corporate governance committee, the audit committee charter, the compensation committee charter, the company’s Worldwide Code of Business Conduct and Ethics and the Finance Code of Ethics can be found at the investor relations section of the company’s website, www.arrow.com.
      Shareholders and others who wish to communicate with the Chairman of the Board or any of the other independent, non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, NY 11747, who will present any such communication to the independent directors in accordance with their instructions.
REPORT OF THE AUDIT COMMITTEE
      The audit committee represents and assists the Board by overseeing the company’s financial statements and internal controls, the independent auditor’s qualifications and independence, and the performance of the company’s internal audit function and of its independent auditor. The committee operates under the Audit Committee Charter, a copy of which is available at the investor relations section of the company’s website, www.arrow.com.
      The audit committee currently consists of five directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”
      Company management has the primary responsibility for financial statements and for the reporting process, including the establishment and maintenance of Arrow’s systems of internal controls over financial reporting. The company’s independent auditors are responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the company’s internal controls over financial reporting and management’s assessment of those controls.

      In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with both management and the independent auditors the company’s quarterly earnings releases, quarterly reports on Form 10-Q and the 2005 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as are required to be reviewed with them under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the independent auditors were the design and efficacy of the company’s internal controls over financial reporting.
      In addition, the audit committee received from and discussed with the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and considered the compatibility of non-audit services rendered to Arrow with the auditors’ independence. The committee also discussed with the independent auditors those matters required to be considered by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended.
      The audit committee also discussed with the independent auditors and Arrow’s internal audit group the overall scope and plans for their respective audits. The committee periodically met with the independent auditors and the internal audit group, with and without management present, to discuss the results of their examinations, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
      In reliance on these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.
Stephen C. Patrick, Chairman
M.F. (Fran) Keeth
Karen Gordon Mills
John C. Waddell

PRINCIPAL ACCOUNTING FIRM FEES
      The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and related regulations included in the Form 10-K, the reviews of the quarterly financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, assistance with and review of documents filed with the SEC, and consultations on various accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the table below.
      Also set forth for each year are audit-related fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, tax interpretation and compliance, and tax planning in various tax jurisdictions around the world. Ernst & Young did not provide any services related to financial information systems design or implementation or personal tax work for any of the company’s officers.

	2005	2004

Audit Fees	$6,167,050	$6,476,686
Audit-Related Fees	272,500	282,246
Tax Fees	1,070,200	1,490,838

Total	$7,509,750	$8,249,770

      The amounts in the table above do not include fees charged by Ernst & Young to Marubun/ Arrow, a joint venture between the company and the Marubun Corporation, which totaled $145,300 (audit-related fees) and $20,100 (tax fees) in 2005 and $117,000 (audit-related fees) and $10,600 (tax fees) in 2004.
      Consistent with the audit committee charter, all audit, audit-related and tax services were pre-approved by the audit committee, or by a designated member thereof. The committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
      Shareholders will be asked to ratify the appointment of Ernst & Young as Arrow’s independent auditors for 2006. Arrow expects that representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the meeting.
      The Board recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The primary role of the compensation committee is to oversee compensation practices for Arrow’s senior executive officers. The committee’s responsibilities include reviewing salaries, benefits and other compensation of Arrow’s senior executives and making recommendations to the full Board with respect to these matters. All members of the committee are independent, non-employee directors.
Compensation Philosophy
      The committee and the company’s senior management review the company’s executive compensation and benefit programs to ensure that they are consistent with the company’s compensation philosophy. In keeping with the overarching principles of that philosophy, the company’s compensation and benefit programs must achieve the following objectives:

—	support the achievement of Arrow’s vision, business strategy, and operating imperatives;

—	reinforce a high-performance culture with clear emphasis on accountability and variable pay;

—	align the interests of senior management with those of shareholders;

—	ensure plan designs and actions reflect good corporate governance practices;

—	provide fully competitive total compensation opportunities; and

—	ensure a reasonable return on our total compensation expenditures.
      In furtherance of these objectives, the committee approved a set of programs which work together to reward the company’s senior managers for sustained superior performance. These programs are designed to:

—	generate levels of total compensation that will attract and retain superior executives;

—	offer a competitive base salary while being mindful of our desire to leverage pay from fixed to variable;

—	link annual incentives, which vary directly with company and individual performance, to the company’s annual operating goals;

—	utilize performance share awards to reward executives for consistent performance over a three-year period by linking rewards to three-year financial goals designed to increase shareholder value; and

—	encourage long-term decision-making, and thereby enhance shareholder value through the use of stock options.
Senior Executive Officer Compensation for 2005
      In setting compensation for the Chief Executive Officer, and reviewing and approving the compensation of the members of the remainder of the senior executive team, the committee reviews the competitiveness of the total compensation package relative to those companies and industries identified as peers or competitors for talent. Such companies include Arrow’s competitors, customers and suppliers, and a group of companies of similar size and scope drawn from other industries. Because Arrow manages to a total compensation philosophy, decisions regarding each element of compensation are made in consideration to the individual’s contributions, current pay mix, and market conditions.
      In order to maximize the effectiveness of the compensation plans, the committee works to ensure that all of the individual components of the compensation program work together to achieve desired behaviors, business results, and shareholder value creation. The objectives of each element of Arrow’s total executive compensation system are set forth below.
Base Salary
      Base salary represents an integral component of the overall total compensation opportunity. The primary purpose of base salary is to recognize an employee’s level of responsibility, immediate contributions, knowledge, skills, experience, and abilities.
      The committee reviews each executive officer’s base salary annually. The factors which influence committee determinations regarding base salary include prevailing levels of pay among executives of similar companies in industries with which Arrow competes for executive talent, internal pay equity considerations, level of responsibility, prior experience, breadth of knowledge, and job performance.
      In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility so as to permit salary recommendations that best reflect the individual contributions made by the company’s top executives. Each of the named executive officers has an employment agreement, which provides for a minimum base salary.
      In order to continue to reinforce Arrow’s pay-for-performance philosophy, base salary adjustments for executives in 2005 averaged 3.7%.
Variable Pay
      Variable pay, utilizing both cash bonuses and equity awards, plays a significant role in executives’ overall compensation and Arrow’s pay-for-performance philosophy. Arrow’s plans are designed to deliver to the Chief Executive Officer and the senior executive team a significant portion of each executive’s compensation through variable pay. It is intended to reinforce Arrow’s focus on both short-term and long-term performance and to recognize and reward individuals for the achievement of results.
      Arrow’s variable pay programs have the following overarching objectives:

—	focus on organizational priorities and performance;

—	align compensation with the achievement of organizational strategies and financial goals;

—	reward exceptional individual and organizational performance; and

—	link capital accumulation to organizational performance.
      Arrow’s variable pay is delivered in three plans, each representing a different performance horizon. Participation in these plans varies based on individual performance, an individual’s role in the organization and prevalent market practice. As discussed below, the three plans are designed to drive and reward short-term, mid-term and long-term performance.
Short-Term Incentive — Management Incentive Compensation Plan
      Short-term incentives are used to reward employees for individual and company performance on an annual basis while ensuring that Arrow’s compensation remains competitive in the marketplace. Arrow’s short-term incentive compensation plans serve to reinforce pay for performance and individual accountability for optimizing operating results throughout the year and driving profitability, efficiency and shareholder value.
      Management, in consultation with the committee, establishes short-term financial goals that relate to one or more key indicators of corporate financial performance. For 2005, the short-term incentive award opportunity for each participant was based on a mix of the company’s achievement of specified levels of operating income, average net working capital as a percentage of sales and individual strategic objectives. For the Chief Executive Officer, his direct reports and other corporate executives, the operating income and working capital targets are based on the results obtained by Arrow as a whole. For operating group and division executives, the results obtained by those groups and divisions are also factored in.
      Incentive targets for each participating executive under the Management Incentive Compensation Plan vary depending on the participants’ level and breadth of responsibility, potential contribution to the success of the company and competitive considerations.
      The participants’ awards were determined at year-end based on both the company’s performance against the predetermined targets as well as the attainment of the specific individual goals and each individual’s contribution to Arrow’s success. For 2005, the level of achievement by the participating named executive officers, other than Mr. Mitchell, whose award is discussed below, ranged between 47% and 127% of the targets established under the plan. The awards for participating named executive officers averaged 92% of their respective targets.
Mid-Term Incentive Program
      Arrow provides mid-term incentives to its executives through awards under the Omnibus Incentive Plan. These mid-term vehicles may include performance shares, performance units, and restricted stock. The Mid-Term Incentive Program provides a mid-term focus that links executive compensation to improvements in the company’s financial results and the performance of its stock.
      For 2005, the committee has utilized performance share awards as its mid-term compensation tool. Under such awards, each year begins a new three-year performance period for which the committee establishes financial targets and performance share targets for participating executives based on each participants’ level and breadth of responsibility, his or her potential contribution to the success of the company, and competitive considerations.
      Each participant’s actual award is determined at the end of each three-year period based on Arrow’s actual performance against the goals established by the committee at the beginning of that period and may range from 0% to 200% of the target number of shares. For the 2005 – 2007 period, the committee established a target based on the average EBIT percentage (earnings before interest and taxes divided by sales) over the three years and the return on invested capital at the end of 2007. Awards earned at the end of the three-year period are paid in shares of Arrow common stock.
Long-Term Incentive Program
      The grant of stock options under the Omnibus Incentive Plan reinforces the importance of producing satisfactory returns to shareholders over the long-term. Stock option awards provide executives with the opportunity to acquire an equity interest in Arrow and align their interests with those of shareholders.
      Option exercise prices are 100% of the fair market value of Arrow shares on the date of grant and vest in four annual installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of ten years.
      Each year, the committee reviews the history of the stock option awards and makes grant decisions based on the committee’s assessment of each individual executive’s contribution and performance during the year and on competitive compensation practices in comparable companies in those industries with which Arrow competes for executive talent.
Chief Executive Officer Compensation for 2005
      The Chief Executive Officer’s base salary was evaluated based on Mr. Mitchell’s level and span of responsibility and his contributions during the past year to the company’s success, as well as on his knowledge, skills, experience, and abilities. These were reviewed against prevailing levels of pay among chief executives of those companies identified as peers or competitors for executive talent and internal pay equity considerations. Based upon these criteria, the committee increased Mr. Mitchell’s base salary to $850,000 for 2005.
      Mr. Mitchell’s 2005 annual cash bonus was covered under the Omnibus Incentive Plan. The plan provides for a performance-based bonus to Mr. Mitchell, as defined by Section 162(m) of the Internal Revenue Code. The maximum bonus to be awarded each year is determined by a formula, which is based on performance goals determined by the committee. The purpose of the plan is to enable Arrow to motivate the Chief Executive Officer to achieve strategic, financial and operating objectives, and to reward contributions towards improvement in financial performance as measured by the formula. For 2005, the performance goals were based on the company’s net income and utilization of net working capital. The committee has the discretion to determine the actual amount of the bonus to be paid, which may not exceed the maximum bonus calculated under the bonus formula. The committee considered the level of achievement by the company of financial and other goals and awarded Mr. Mitchell a bonus of $900,000 for 2005 which was within the amount generated by the bonus formula.
      In addition to the annual bonus, Mr. Mitchell was awarded 65,000 performance shares under the Mid-Term Incentive Program, the goals of which are the same as those discussed above for other executives. Mr. Mitchell was also awarded 100,000 stock options under the Long-Term Incentive Program for his performance in 2005. Including the estimated value of equity awards, approximately

80% of Mr. Mitchell’s total compensation with respect to 2005 was delivered to him in the form of variable pay.
Summary
      Each year, the Board and the committee review all elements of cash and non-cash compensation paid to executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow’s compensation philosophy. In addition, the Board and the committee administer Arrow’s long-term executive compensation programs to ensure that Arrow’s objectives of linking executive pay to improved financial performance and increased shareholder value continue to be fostered.
Barry W. Perry, Chairman
Daniel W. Duval
M.F. (Fran) Keeth
Roger King
Karen Gordon Mills

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table provides certain summary information concerning the compensation of the named executive officers for the past three years.

					Long-Term
					Compensation
					Awards(1)
		Annual Compensation(1)
					Restricted	Securities
Name and				Other Annual	Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Compensation(2)	Awards(3)	Options	Compensation(4)

William E. Mitchell,	2005	$950,000	$900,000	$71,948	$—	100,000	$12,600
Chief Executive Officer(5)	2004	800,000	1,105,000	90,789	—	100,000	12,300
	2003	687,500	805,000	135,261	609,000	275,000	3,754

Germano Fanelli,	2005	444,251	857,541	23,838	—	5,000	100,898
President,	2004	392,971	248,660	25,090	—	12,000	725,420
Arrow EMEASA(6)	2003	—	—	—	—	—	—

Michael J. Long,	2005	419,998	380,000	76,219	—	20,000	12,600
President, North America	2004	370,000	500,000	38,225	—	18,000	12,300
and Asia/ Pacific	2003	355,000	551,000	30,206	—	11,000	12,000
Components(7)

Harriet Green,	2005	427,606	258,383	384,455	—	—	9,613
President, Arrow	2004	413,764	439,560	292,659	—	15,000	36,212
Asia/ Pacific(8)	2003	355,000	220,000	121,344	—	12,000	18,684

Peter S. Brown,	2005	450,000	200,000	70,133	—	12,000	12,600
Senior Vice President and	2004	450,000	250,000	195,560	—	12,000	12,300
General Counsel	2003	450,000	185,000	227,500	—	11,000	12,000

Paul J. Reilly,	2005	414,997	210,000	44,443	—	15,000	12,600
Senior Vice President and	2004	400,000	325,000	40,058	—	15,000	12,300
Chief Financial Officer	2003	400,000	185,000	27,910	—	10,000	12,000

(1)	For both compensation and stock awards, all amounts are shown for the period with respect to which they were earned, and without regard to the period in which they were actually paid or awarded.

(2)	For Mr. Mitchell:

—	In 2005, includes a $53,438 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and $18,510 for the incremental cost for personal use of an aircraft in which the company owns fractional interests, principally ($15,001 of the total) for travel related to Mr. Mitchell’s service on the board of the Rogers Corporation. The calculation of incremental cost includes only those variable costs incurred as a result of the personal flight activity and is net of reimbursements received from Mr. Mitchell and the Rogers Corporation.

—	In 2004, includes a $58,815 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $15,000, relocation costs of $7,453, and financial planning and tax preparation fees of $9,521.

—	In 2003, includes a $12,180 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $13,750, relocation costs of $61,547, tax preparation fees of $6,700 and a partial reimbursement of tax liability in connection with his relocation of $41,084.
      For Mr. Fanelli:

—	In 2005, includes automobile expenses of $12,444 and accident insurance of $11,394.

—	In 2004, includes automobile expenses of $22,099 and accident insurance of $2,991.
      For Mr. Long:

—	In 2005, includes a $27,284 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $10,200, housing expenses of $20,984, a reimbursement of tax liability of $13,461 and other expenses of $4,290.

—	In 2004, includes a $24,915 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $10,200 and other expenses of $3,110.

—	In 2003, includes a $20,006 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and an automobile allowance of $10,200.
      For Ms. Green:

—	In 2005, includes a $30,875 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, automobile expenses of $82,596, a cost of living allowance of $21,617, a housing allowance of $103,109, a home leave benefit of $17,684, tax equalization of $126,537, and other expenses of $2,037.

—	In 2004, includes a $28,072 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, automobile expenses of $47,626, a cost of living allowance of $14,414, a housing allowance of $103,160, relocation costs of $7,000, a home leave benefit of $19,505, tax equalization of $71,023, and other expenses of $1,859.

—	In 2003, includes a $21,881 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, automobile expenses of $17,657, and a housing allowance of $116,843, offset by tax equalization of $35,037.

      For Mr. Brown:

—	In 2005, includes a $59,933 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and an automobile allowance of $10,200.

—	In 2004, includes a $46,218 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $10,200, a housing allowance of $80,000 and a reimbursement of tax liability of $59,142.

—	In 2003, includes a $30,710 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards, an automobile allowance of $10,200, a housing allowance of $71,040, relocation costs of $63,034 and a reimbursement of tax liability of $52,516.
      For Mr. Reilly:

—	In 2005, includes a $34,243 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and an automobile allowance of $10,200.

—	In 2004, includes a $29,858 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and an automobile allowance of $10,200.

—	In 2003, includes a $17,710 reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and an automobile allowance of $10,200.

(3)	For 2003, includes the fair market value as of the date of grant of the restricted stock awarded in respect of employment during that year. Such awards vest in four annual installments of 25% beginning one year after the date of award or fully upon retirement. Mr. Mitchell received an award of 50,000 shares upon his appointment as Chief Executive Officer of which 5,000 shares vested immediately and the remaining 45,000 shares vest in four equal installments. Except for Mr. Mitchell’s 2003 award, none of the named executive officers received restricted stock awards in respect of employment in 2005, 2004, and 2003.

As of December 31, 2005, the aggregate number and value of unvested restricted stock awards held by the named executive officers were as follows:

	Mr. Mitchell	Mr. Fanelli	Mr. Long	Ms. Green	Mr. Brown	Mr. Reilly

Number of Shares	22,500	3,125	6,125	7,125	4,800	6,125
Value	$720,675	$100,094	$196,184	$228,214	$153,744	$196,184

(4)	For each of the named executive offices, includes a contribution by Arrow of $6,300 in 2005, $6,150 in 2004, and $6,000 in 2003 to the Arrow Electronics Employee Stock Ownership Plan, except for Mr. Mitchell who was not eligible in 2003 and for Mr. Fanelli and Ms. Green who do not participate in the plan. Also includes a matching contribution by Arrow of $6,300 in 2005, $6,150 in 2004, and $6,000 in 2003 to the Arrow Electronics Savings Plan, except for

Mr. Mitchell who received a contribution of $3,754 in 2003 and for Mr. Fanelli and Ms. Green who do not participate in the plan. Amounts shown for Mr. Fanelli are contributions by Arrow to his T.F.R. account (a mandatory, Italian state-held retirement fund for all employees) of $100,898 in 2005 and $50,495 in 2004. For 2004, the amount also includes a payment of $674,925 on account of the severance of Mr. Fanelli’s agreements with the company’s southern European subsidiaries prior to his appointment as President of Arrow EMEASA. Amounts shown for Ms. Green are contributions by Arrow to her account in Arrow Electronics (UK) Ltd. Occupational Pension Scheme.

(5)	In 2005, salary includes an annual payment of $100,000 to cover expenses for, among other things, club dues, automobile and local transportation, tax preparation and financial planning. Bonus includes amounts deferred under retirement plans.

(6)	Mr. Fanelli became an executive officer of the company in 2004. Amounts shown for 2005 and 2004 were paid in Euros and for reporting purposes have been converted to U.S. dollars based on the average exchange rate for each year.

(7)	Mr. Long was appointed President of North America and Asia/ Pacific Components in January 2006. Prior thereto he served as President of Arrow Enterprise Computing Solutions (formerly North American Computer Products) and most recently, President of North America from May 2005 to December 2005.

(8)	Some amounts shown for 2005 and 2004 were paid either in British pounds or Hong Kong dollars and for reporting purposes have been converted to U.S. dollars based on the average applicable exchange rate for each year.

Stock Option Grants In Last Fiscal Year
      The following table provides information on option grants made in early 2006 to each of the named executive officers in respect of employment during 2005.

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed Rates
	Securities	Options			of Stock Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options	Employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	5%	10%

William E. Mitchell	100,000	7.5%	$35.59	2/27/16	$2,238,236	$5,672,129
Germano Fanelli	5,000	.4	35.59	2/27/16	111,912	283,606
Michael J. Long	20,000	1.5	35.59	2/27/16	447,647	1,134,426
Harriet Green	—	—	—	—	—	—
Peter S. Brown	12,000	.9	35.59	2/27/16	268,588	680,656
Paul J. Reilly	15,000	1.1	35.59	2/27/16	335,735	850,819

(1)	All grants become exercisable in four equal annual installments, beginning with the first anniversary of the date of grant, and expire ten years after the date of grant.

(2)	All at fair market value at date of grant.

(3)	Represents gain that would be realized assuming the options were held for the entire option period and the stock price increased at annual compound rates of 5% and 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.
Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values
      The following table provides information concerning the exercise of stock options during 2005 by the named executive officers and the number and year-end value of the unexercised stock options of each of the named executive officers.

					Value of Unexercised
			Number of Unexercised		In-the-Money
	Shares		Options at Fiscal		Options at
	Acquired		Year-End		Fiscal Year-End(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Mitchell	—	$—	118,750	256,250	$2,124,313	$2,915,938
Germano Fanelli	47,500	475,444	28,000	28,500	124,878	233,280
Michael J. Long	97,500	520,374	12,750	38,250	20,433	283,598
Harriet Green	34,250	237,223	10,000	32,750	—	255,645
Peter S. Brown	20,000	193,250	51,500	26,500	470,208	220,733
Paul J. Reilly	12,000	129,000	45,000	30,000	422,933	237,525

(1)	Represents the difference between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

(2)	Value of unexercised options is based on the difference between the exercise price and $32.03, the closing market price at December 31, 2005.
Long-Term Incentive Plan – Awards In Last Fiscal Year
      The following table provides information concerning performance share awards granted to the named executive officers during 2005.

			Estimated Future Payouts
			Under Non-Stock Price-Based
	Number of	Performance or Other	Plans (# of Shares)
	Shares, Units or	Period Until
Name	Other Rights	Maturation or Payout	Threshold	Target	Maximum

William E. Mitchell	65,000	3 years	—	65,000	130,000
Germano Fanelli	8,000	3 years	—	8,000	16,000
Michael J. Long	10,000	3 years	—	10,000	20,000
Harriet Green	10,000	3 years	—	10,000	20,000
Peter S. Brown	8,000	3 years	—	8,000	16,000
Paul J. Reilly	8,000	3 years	—	8,000	16,000
      The performance share awards cover a performance period of January 1, 2005 to December 31, 2007. The performance shares will be delivered in common stock at the end of the three-year period based on the company’s actual performance compared to the target metric and may be from 0% to 200% of the initial award.
Equity Compensation Plan Information
      The following table summarizes information, as of December 31, 2005, relating to the Omnibus Incentive Plan, which was approved by the company’s shareholders and under which cash-based awards, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares or units, covered employee annual incentive awards and other stock-based awards may be granted from time to time.

Weighted Average
	Number of Securities to be	Exercise Price of
	Issued Upon Exercise	Outstanding	Number of Securities
	of Outstanding Options,	Options, Warrants	Remaining Available for
Plan Category	Warrants and Rights	and Rights	Future Issuance

Equity compensation plans approved by security holders	8,027,281	$25.76	5,592,657
Equity compensation plans not approved by security holders	—	—	—

Total	8,027,281	$25.76	5,592,657

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
      In February 2003, Mr. Mitchell entered into an employment agreement with Arrow that was amended in March 2005. The amendment extended the period of Mr. Mitchell’s employment from January 2006 to March 2009, and replaced the prior undertaking to pay certain of his expenses (including, but not limited to, expenses related to club dues, automobile and local transportation, tax preparation, and financial planning) with a single annual payment of $100,000. The amendment also provides for liquidated damages in the event of Mr. Mitchell’s termination without cause during the term of the agreement. The agreement provides for a minimum base salary of $750,000 a year, and, for 2003, provided for a guaranteed minimum bonus of $375,000. The agreement also established the terms of Mr. Mitchell’s participation in the Supplemental Executive Retirement Plan (the “SERP”), discussed below.
      Mr. Fanelli has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary and target bonuses as follows:

	2004	2005	2006

Minimum Base Salary	€325,000	€357,000	€393,250
	$(404,073)	$(444,251)	$(475,439)

Target Bonus	€175,000	€192,000	€211,750
	$(217,578)	$(238,925)	$(256,006)

      In addition to legally mandated severance due Mr. Fanelli in connection with the termination of his prior contract with a company subsidiary, the agreement provides for additional payments to Mr. Fanelli of €295,000 ($366,744) in 2004 and €351,000 ($424,359) in 2007. The agreement also provides for a spot bonus of € 643,500 ($800,771) in 2005 and for a profit sharing bonus plan for Mr. Fanelli based on growth in operating income, earnings before interest and taxes, and return on working capital in Europe, the Middle East, Africa and South America for the four years beginning in 2004 and ending in 2007. The agreement calls for an initial payment under the profit sharing bonus plan in 2007 and a final payment in 2008. Depending on the results achieved, the total profit sharing payments under the plan will range from a minimum of $600,000 to a maximum of $6,000,000. U.S. dollar amounts shown are based on the average exchange rate in the applicable year, except for amounts as yet unpaid, which are based on the exchange rate at March 17, 2006.
      Mr. Long has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The employment agreement provides for a minimum base salary of $330,000 per year and a minimum target incentive amount of $270,000 per year.
      Prior to her resignation, Ms. Green had an employment agreement with Arrow Electronics (UK) Ltd., a subsidiary of the company, which provided for a minimum base salary throughout its term of $427,606 and provided for a targeted incentive payment in 2005 of $256,564. (All amounts under the contract are stated and paid in British pounds, and are converted here for reporting purposes only, using the average exchange rate for 2005). The agreement also provides for the use of a company vehicle (leased by the company at an annual cost of $41,135) and beginning in March 2004, while on expatriate assignment in Hong Kong, the use of a car and driver. Pursuant to a separate agreement concerning Ms. Green’s assignment to Hong Kong, she was also entitled to receive for the duration of that assignment monthly round-trip airfare, a cost of living allowance at an annual rate of $21,617, furnished accommodations, tax equalization, and an annual family home leave benefit determined in March 2005 of $17,684, and a one-time relocation allowance of $7,000 in 2004 (converted using the average exchange rate for 2004).
      In connection with her departure from the company, in January 2006 Ms. Green entered into a separation agreement which provided for the termination of her employment in March of 2006, the payment of a pro rata share of her base salary until such termination, the payment of her 2005 incentive bonus in the ordinary course, and a final bonus payment of £50,000 ($87,470 at the exchange rate at March 17, 2006).
      Mr. Brown has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary of $450,000 per year and a minimum target incentive amount of $175,000 per year. In connection with Mr. Brown’s relocation to corporate headquarters, the agreement provided for his use of a company-provided apartment through August 2003, and a $10,000 (after tax) monthly housing subsidy thereafter through August 2004. The agreement also established the terms of Mr. Brown’s participation in the SERP.
      Mr. Reilly has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary of $400,000 per year and a minimum target incentive of $150,000 per year.

      Arrow has entered into agreements with each of the named executive officers which provide for payments of three times their annualized includible compensation and continuation of their benefits for up to three years if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change of control of Arrow. The amounts payable pursuant to such agreements to the named executive officers will be reduced, if necessary, to avoid excise tax under Section 4999 of the Internal Revenue Code.
UNFUNDED PENSION PLANS
      Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the company will pay supplemental pension benefits to certain employees upon retirement. There are 24 current and former corporate officers participating in this plan. The Board determines who is eligible to participate in the SERP.
      The following table sets forth the aggregate annual benefit payable upon retirement for each level of compensation specified at the listed years of service.

	Years of Participation at Retirement Date
Range of
Compensation(1)	4	6	8	10	12	14	16	18	More Than 18

$400,000	$40,000	$60,000	$80,000	$100,000	$120,000	$140,000	$160,000	$180,000	$180,000
500,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000	225,000	225,000
600,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000	270,000	270,000
700,000	70,000	105,000	140,000	175,000	210,000	245,000	280,000	315,000	315,000
800,000	80,000	120,000	160,000	200,000	240,000	280,000	320,000	360,000	360,000
900,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000	405,000	405,000
1,000,000	100,000	150,000	200,000	250,000	300,000	350,000	400,000	450,000	450,000
1,100,000	110,000	165,000	220,000	275,000	330,000	385,000	440,000	495,000	495,000
1,200,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000	540,000	540,000
1,300,000	130,000	195,000	260,000	325,000	390,000	455,000	520,000	585,000	585,000
1,400,000	140,000	210,000	280,000	350,000	420,000	490,000	560,000	630,000	630,000
1,500,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000	675,000
1,600,000	160,000	240,000	320,000	400,000	480,000	560,000	640,000	720,000	720,000
1,700,000	170,000	255,000	340,000	425,000	510,000	595,000	680,000	765,000	765,000
1,800,000	180,000	270,000	360,000	450,000	540,000	630,000	720,000	810,000	810,000
1,900,000	190,000	285,000	380,000	475,000	570,000	665,000	760,000	855,000	855,000
2,000,000	200,000	300,000	400,000	500,000	600,000	700,000	800,000	900,000	900,000

(1)	Covered compensation includes the participant’s base salary consistent with the amounts presented in the Summary Compensation Table, with the exception of the annual payment of $100,000 included in Mr. Mitchell’s salary in the Summary Compensation Table. Covered compensation also includes the participant’s target bonus for the year rather than the participant’s actual bonus as presented in the Summary Compensation Table.

      The years of credited service for the named executive officers participating in the SERP are 6 years for Mr. Mitchell, 23 years for Mr. Long, 9 years for Mr. Brown, and 21 years for Mr. Reilly. The gross SERP benefit is 2.5% of final average compensation times the years of credited service up to a maximum of 18 years. The benefit is payable as a life annuity with 120 payments guaranteed commencing at age 60, with the exception of Mr. Mitchell, who will be eligible for payments under the plan at 65. The net benefit is reduced by 50% of the Social Security benefit and by the sum of the benefits provided by the ESOP and the 401(k) matching contributions.
      In 2002, Arrow amended the SERP to provide for benefits to be determined based on the amount needed to bring a participant’s total retirement income (consisting of the SERP payment, social security income, and any other benefit provided by the company during retirement) equal to a specified percentage of that participant’s average final compensation at the time of retirement. Under the amended SERP, the specified percentage is based on the number of years of participation in the SERP, rather than the prior practice of a fixed dollar amount per year of service or, in certain instances, the Board determining the annual benefit. The amendment also raised the minimum early retirement age from 50 to 55 (with an additional requirement of number of years of service.)
      The original plan also provided for the immediate payment of the full benefit amount upon a participant’s involuntary termination of employment for other than cause or disability if it followed a change of control of Arrow by less than two years. Under the amended SERP, however, a participant in such circumstances would receive his or her annual benefit only upon reaching age 60, and then only in the amount accrued up until the time of termination.
      Participants whose accrued rights and benefits under the SERP prior to the 2002 amendments would have been adversely affected by the amendment will continue to be entitled to such accrued rights and benefits.
      Under the amended SERP, at normal retirement (generally, age 60) Mr. Long would receive estimated annual SERP payments of $545,234, Mr. Brown, $166,855 and Mr. Reilly, $392,170. Under the terms of his employment agreement, Mr. Mitchell will be eligible for payments under the plan at age 65, in an estimated annual amount of $476,254. Neither Ms. Green nor Mr. Fanelli participate in the SERP.
      Under an agreement made in July 2004, Ms. Green was a participant in an Executive Pension Arrangement with Arrow Electronics (UK) Ltd which comprised both her continued participation in that company’s approved pension scheme and participation in an unfunded, unapproved retirement benefits scheme. The company made contributions to both plans through the end of Ms. Green’s employment. Pursuant to applicable law and the separation agreement into which the parties entered in January 2006, Ms. Green will receive statutory benefits under the approved scheme and no benefit under the unfunded, unapproved scheme.

CERTAIN TRANSACTIONS
      Mr. Fanelli and his family beneficially own a majority equity interest in manufacturing companies that in the ordinary course of business purchase a part of their electronic components requirements from Arrow, and during 2005 purchased € 5,198,231 ($6,468,679 based on the average exchange rate during 2005) of components from Arrow. Arrow has reviewed the transactions, and confirmed that the purchases are on terms and conditions not less favorable to the company than it generally obtains from unrelated, comparable customers.
      Pursuant to an agreement entered into in 1980 and subsequently modified, the company was obligated to pay Mr. Waddell’s designated beneficiary, a member of his immediate family, a benefit of $1,000,000 upon Mr. Waddell’s death. In December 2003, the company and Mr. Waddell’s beneficiary entered into an agreement pursuant to which the beneficiary will receive the present-value, annuitized equivalent of the death benefit, in the form of annual payments of $45,000 for the remainder of the beneficiary’s life up to a maximum of 12 years.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. Arrow believes that during fiscal year 2005 its officers and directors complied with all applicable Section 16(a) filing requirements.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ARROW ELECTRONICS, INC., S&P 500 STOCK INDEX AND
PEER COMPANIES GROUP
      The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor’s 500 Stock Index and the average performance of a group consisting of Arrow’s peer companies on a line-of-business basis. The peers included in the Electronics Distributor Index are Avnet, Inc., Agilysys, Inc., All American Semiconductor, Inc., Bell Microproducts, Inc., Jaco Electronics, Inc., and Nu Horizons Electronics Corp. The graph assumes $100 invested on December 31, 2000 in Arrow, the S&P 500 Stock Index, and the peer companies group. Total return indices reflect reinvested dividends and are weighted on the basis of market capitalization at the time of each reported data point.

	2000	2001	2002	2003	2004	2005

Arrow Electronics	100	104	45	81	85	112
Electronics Distributor Index	100	112	51	96	87	107
S&P 500 Stock Index	100	87	67	84	92	95
SUBMISSION OF SHAREHOLDER PROPOSALS
      Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 3, 2007. If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2007 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 5, 2006.
      Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2007 which are not included in our proxy statement for that meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 3, 2007 and not earlier than February 1, 2007. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the SEC.

By Order of the Board of Directors,

Peter S. Brown,
Secretary

PROXY
ARROW ELECTRONICS, INC.
This Proxy is Solicited by the Board of Directors.
PROXY for Annual Meeting of Shareholders, May 2, 2006
     The undersigned hereby appoints William E. Mitchell, Peter S. Brown and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 2, 2006, at 11:00 a.m., at the offices of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York, or any adjournments thereof, as set forth on the reverse hereof.
Please Return This Proxy Promptly in the Enclosed Envelope

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:

1.	Vote via the internet by accessing www.proxyvoting.com/arw
or

2.	Call toll free 1-866-540-5760 on a touch-tone telephone and then follow the instructions given. There is NO CHARGE to you for this call.
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope.

PLEASE VOTE

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
1.	Authority to vote FOR the election of directors in accordance with the accompanying Proxy Statement.	☐	☐

NOMINEES:
01 Daniel W. Duval	02 John N. Hanson	03 Richard S. Hill
04 M.F. (Fran) Keeth	05 Roger King	06 Karen Gordon Mills
07 William E. Mitchell	08 Stephen C. Patrick	09 Barry W. Perry
10 John C. Waddell
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Arrow’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the proposals and otherwise in accordance with management’s discretion.

Dated:		, 2006

Signature

Signature if held jointly
If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on Monday, May 1, 2006.
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
www.proxyvoting.com/arw
Use the internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by internet or by telephone,
you do NOT need to mail your proxy card.
You can view the Arrow Annual Report and Proxy Statement
on the internet at: www.arrow.com/annualreport2005